Exhibit 2.1

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 26, 2018, is by and between Riot Blockchain Inc., a Nevada corporation (the "Purchaser"), and Mark Bradley Fisher (the "Seller").  The Purchaser and the Seller are occasionally referred to herein as the "Parties" and each individually, as a "Party."
RECITALS
A. The Seller owns all of the issued and outstanding capital stock of Logical Brokerage Corp., a Florida corporation (the "Corporation"), par value $0.01 per share (the "Shares").
B. The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, Nine and One-Quarter (9.25) Shares representing Ninety-Two and One-Half Percent (92.5%) of the Shares (the "Purchased Shares"), subject to the terms and conditions set forth herein.

AGREEMENT
In consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1

Definitions
In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, investigation or inquiry of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  As used herein, the term "control" means: (i) the power to vote at least ten percent (10%) of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

"Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, provincial, local or foreign income Tax law).
"Books and Records" means all books and records of a Person, including all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form.
"Business Day" means a day other than Saturday, Sunday or a public holiday on which banks are authorized or required to be closed under the Laws of the State of New York.
"Code" means the Internal Revenue Code of 1986, as amended, and the regulations in effect thereunder.
"Contracts" means any contracts, commitments, purchase orders, mortgages, instruments, indentures, licenses, insurance policies, leases and other agreements or arrangements, whether written or oral, to which a Person is a party or by which such Person's properties or assets are bound.
"Disclosure Schedules" means the Disclosure Schedules delivered by the Seller concurrently with the execution and delivery of this Agreement.
"Equity Interests" means (i) in the case of a corporation, corporate shares, and (ii) in the case of a partnership or limited liability company, limited partnership interests or limited liability company interests or units, in each case, together with any other similar equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations in effect thereunder.
"GAAP" means United States generally accepted accounting principles, as of the date hereof, consistently applied.
"Governmental Authority" means any court, tribunal, arbitrator, authority, agency, commission, exchange, official or other instrumentality of the United States and any other foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising similar powers or authority, including any regulatory or self-regulatory organization.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Introducing Broker" means a Commodity Futures Trading Commission registered Introducing Broker.
"Knowledge" means the actual knowledge of the Seller following reasonable inquiry.

"Law" means the common law of any state, province or territory, or any provision of any foreign, federal, state, provincial or local law, statute, rule, regulation, order, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant Person or its properties.
"Liabilities" means any indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, due or to become due).
"Liens" means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest (including any right to acquire, option or right of pre-emption) or security interests of any kind or nature whatsoever.
"Organizational Documents" means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation), and the by-laws and shareholders' agreement of such corporation, if any, (ii) in the case of any Person organized as a limited liability company, the certificate of formation or articles of organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, if any, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership, (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies, limited partnerships or trusts, and (v) any amendment to any of the foregoing.
"Permit" or "Permits" means all permits, licenses, certifications, approvals, consents, notices, waivers, qualifications, filings, exemptions and authorizations by or of, or registrations with, any Governmental Authority, including business licenses, exchange memberships, seats, and trading permits or privileges.
"Person" means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, provincial, county, city, foreign or otherwise, including any instrumentality, division, agency or department thereof).
"Representative" means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or any of its Affiliates.
"Securities Act" means the Securities Act of 1933, as amended.
"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

"Tax" means any foreign, federal, state, provincial or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, goods and services, excise, natural resources, severance, stamp, occupation, occupancy, ad valorem, customs, duties, real property, personal property, social security, unemployment, disability, payroll, license, employee or other withholding or other tax, duty or withhold obligation, of any kind whatsoever levied or assessed by a Governmental Authority, including any interest, fines, penalties, statutory charges or additions to tax or additional amounts (whether disputed or not) in respect of the foregoing. The foregoing shall include any transferee, successor or secondary Liability for a Tax and any Liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included) in any Tax Returns relating thereto.
"Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and any amendment to any of the foregoing filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.
"Transaction Documents" means the Shareholders' Agreement and other agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement.
ARTICLE 2

PURCHASE AND SALE
2.1 Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Purchased Shares, free and clear of any Liens (other than those existing under any applicable securities laws), for the consideration specified in this Section 2.1.  The aggregate purchase price for the Purchased Shares shall be Six Hundred Thousand Dollars ($600,000) (the "Purchase Price"), payable pursuant to Section 2.2(b)(i).

2.2 Closing.
(a)    Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Shares and the transactions related thereto (the "Closing") shall take place at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois 60661, or remotely via telephone and/or email, commencing at 10:00 a.m. Chicago time no later than the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Seller.  The date of Closing is herein referred to as the "Closing Date."
(b)    Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:
(i)     an amount equal to the Purchase Price by wire transfer of immediately available funds to the account designated in writing by the Seller;
(ii)    a duly executed certificate in accordance with Section 6.2(d);
(iii)   a shareholders' agreement substantially in the form set forth as Exhibit A attached hereto (the "Shareholders' Agreement") duly executed by the Purchaser; and
(iv)   evidence that information in the National Futures Association's Online Registration System, with respect to the Corporation, has been revised to remove the Seller's principals and officers and add the Purchaser's principals and officers.
(c)   Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
(i) certificates or other documents, instruments or certificates evidencing the transfer of the Purchased Shares to the Purchaser, free and clear of any Liens (other than those existing under any applicable securities laws), and duly endorsed in blank or accompanied by powers or other instruments of transfer duly executed in blank, with all required transfer tax stamps affixed thereto, together with evidence satisfactory to the Purchaser that the Purchaser has been entered upon the books of the Corporation as the holder of the Purchased Shares;
(ii)   a duly executed certificate in accordance with Section 6.3(d);
(iii)  any and all Books and Records which relate to the Corporation and its operations since the Incorporation Date;
(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent or higher officer) of the Corporation certifying that attached thereto are (x) true and complete copies of the bylaws of the Corporation, together with all amendments thereto, and (y) true and complete copies of all resolutions adopted by the board of directors of the Corporation authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(v)   a copy of the certified Articles of Incorporation of the Corporation certified by the Secretary of the State of Florida as of a date not more than seven (7) calendar days prior to the Closing Date;
(vi)  a good standing certificate for the Corporation from the Secretary of the State of Florida as of a date not more than seven (7) calendar days prior to the Closing Date;
(vii)  a general release, duly executed by the Seller and each Person who has been, since the Incorporation Date, a director or officer of the Corporation substantially in the form set forth as Exhibit B attached hereto;

(viii)    a certificate from the Seller prepared in accordance with Treasury Regulation Section 1.1445-2(b), dated as of the Closing Date, certifying that the Seller is not a foreign person within the meaning of Section 1445 of the Code;
(ix)      resignations of each of the current directors(s) and officer(s) of the Corporation set forth on Schedule 3.3(c), effective automatically as of the Closing;
(x)      the Shareholders' Agreement duly executed by the Seller and the Corporation; and
(xi)     evidence that information in the National Futures Association's Online Registration System, with respect to the Corporation, has been revised to remove the Seller's principals and officers and add the Purchaser's principals and officers.
2.3 Withholding Tax. The Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Purchaser is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Seller hereunder.  To the extent any amounts are so withheld by the Purchaser, the Purchaser shall also timely provide a copy to the Seller of any IRS withholding forms required to be prepared and filed by the Purchaser in connection with such withholding.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE CORPORATION
The Seller represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, that:

3.1 Authorization; Execution and Validity.
(a) The Seller has all requisite legal capacity to execute and deliver this Agreement and each of the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(b) This Agreement and each of the Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
3.2 No Conflicts.  The execution and delivery of this Agreement and the Transaction Documents by the Seller and the performance by the Seller of the transactions contemplated hereby and thereby, will not:
(a) violate or conflict with or result in a breach of any Law;
(b) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents of the Corporation;
(c) violate, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Permit, Contract, indebtedness, commitment, mortgage, note, bond, license, instrument, indenture, lease or other agreement, whether written or oral, to which the Seller and/or the Corporation is a party or by which the properties or assets of the Seller and/or the Corporation are bound;
(d) result in the creation or imposition of any Lien upon any properties or assets of the Seller and/or the Corporation; or
(e) require any Permit, authorization, consent, approval, exemption or other action by, notice to or filing with any Person or Governmental Authority.
3.3 Organization.
(a) The Corporation was duly and validly incorporated on February 14, 2013 (the "Incorporation Date"), pursuant to the articles of incorporation filed with the Secretary of the State of Florida, and, since the Incorporation Date, has been duly incorporated, validly existing and in good standing under the Laws of Florida.  The Corporation has full power and authority to conduct the business of an Introducing Broker and to own or hold under lease the properties and assets necessary to conduct the business of an Introducing Broker.  The Corporation does not have, and has never had, any Subsidiaries, and does not own or otherwise hold, directly or indirectly, any Equity Interests in any other Person.

(b) The Corporation is duly qualified to do business and is in good standing as a foreign company in all jurisdictions where the nature of the property owned or leased by it or its use, or the nature or conduct of the business of an Introducing Broker, makes such qualification necessary, which jurisdictions are listed on Schedule 3.3(b).
(c) The name of each director and officer (or similar position), as applicable, of the Corporation since the Incorporation Date is set forth opposite the position held by the same on Schedule 3.3(c).
3.4 Capitalization.(a)

(a) Other than the capital Shares owned and held by the Seller, the Corporation does not have any issued or outstanding Equity Interests. The Seller is the record and beneficial owner of, and at all times since the Incorporation Date has been the record and beneficial owner of, the Shares free and clear of any Liens.  The Shares have been validly issued and are fully paid and non-assessable. The Shares are not subject to, and have not been issued in violation of, preemptive or similar rights. The Corporation does not have any outstanding securities convertible into or exchangeable for its Equity Interests, and the Corporation does not have any outstanding agreements, options, warrants or rights to subscribe for or to purchase, or that require it to issue, transfer or sell, any Equity Interests or any securities convertible into or exchangeable for Equity Interests or containing profit participation or phantom equity features with respect to, the Corporation. The Corporation is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Shares or any warrants, options or other rights to acquire the Shares. There are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of the Shares or other securities of the Corporation. All issuances, sales and repurchases by the Corporation of its Equity Interests have been effected in compliance with all applicable Laws, including applicable securities Laws.
(b) Upon the consummation of the transactions contemplated hereby, the Purchased Shares will be owned by the Purchaser, legally and beneficially, free and clear of any Liens (other than those existing under any applicable securities laws or any other Liens arising as a result of the Purchaser's actions or ownership thereof) and will represent Ninety-Two and One-Half Percent (92.5%) of the Shares then issued and outstanding.  The Seller has the sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Shares, with no limitations, qualifications or restrictions on such rights and powers, and the Seller has not granted such rights and/or powers to any other Person.
3.5     Absence of Undisclosed Liabilities; Conduct of Business.
(a) Except as set forth on Schedule 3.5, the Corporation does not have any Liabilities (regardless of when such Liability is asserted).  The Corporation does not conduct, and since the Incorporation Date has not conducted, any business or operations (other than incidental administrative actions), been a party to any Contract or engaged any Person as an employee or independent contractor (whether on a full-time or part-time basis).

(b) Neither the Corporation nor any Affiliate of the Corporation has incurred any Liability (contingent or otherwise) under Title IV of ERISA or Section 412 of the Code, and no facts exist which could reasonable form a basis for such Liability.  No employee plan is a "multiemployer plan," as defined in Section 3(37) of ERISA, nor has the Corporation or any Affiliate thereof at any time contributed to or been obligated to contribute to any "multiemployer plan."
3.6     Litigation.
(a) There are no, and since the Incorporation Date there have been no, Actions pending or, to the Seller's Knowledge, threatened (i) against or by the Corporation or affecting any of its properties or assets (or by or against the Seller or its Representatives and relating to the Corporation); or (ii) against or by the Seller, the Corporation, or any of their Representatives that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Corporation or any of its properties or assets.
(c) There have not been any resolved Actions made, filed or otherwise initiated in connection with the Corporation since the Incorporation Date.
3.7     Compliance with Laws.  (a) The Corporation is, and has been since the Incorporation Date, in compliance in all material respects with all applicable Law and (b) the Corporation has not received notice (written or oral) of any non-compliance of any Law or any Action related thereto, actual or alleged, since the Incorporation Date.
3.8     Financial Statements.  Attached as Schedule 3.8 are copies of the following financial statements of the Corporation (collectively, the "Financial Statements"): (i) the audited balance sheet of the Corporation, as of December 31 for each year since the Incorporation Date, and the related unaudited statements of income, shareholders' equity and cash flows for each of the years then ended, together with a true and correct copy of the related notes and schedules thereto; and (ii) the unaudited consolidated balance sheet of the Corporation, as of February 28, 2018, and the related unaudited statement of shareholders' equity for the period then ended, together with a true and correct copy of the related notes and schedules thereto (the "Interim Financial Statements"). The Financial Statements are complete and correct, are consistent with the Books and Records of the Corporation (which Books and Records are accurate and complete in all material respects), and fairly present the financial condition, assets and Liabilities of the Corporation, taken as a whole, as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP, except that the Interim Financial Statements lack the footnote disclosure and are subject to normal year-end adjustments otherwise required by GAAP, which will not be material, individually or in the aggregate.  The Corporation has good and valid title to all of the assets of the Corporation (including any intellectual property and those assets reflected on the Interim Financial Statements), free and clear of any Liens.

3.9     Introducing Broker.  The Corporation is duly registered with the Commodity Futures Trading Commission as an Introducing Broker under the Commodity Exchange Act, as amended.  The Corporation is a member in good standing of the U.S. National Futures Association. The Corporation holds, and since the Incorporation Date has held, and, as of the consummation of the transactions contemplated hereby, the Purchaser will collectively hold or be able to obtain without undue expense or delay, all Permits necessary for the conduct, ownership, use, occupancy or operation of the business of the Corporation as an Introducing Broker, all of which are identified on Schedule 3.9. The Corporation is, and since the Incorporation Date has been, in compliance in all material respects with all Permits, all of which are in full force and effect, and, since the Incorporation Date, the Corporation has not received any notices (written or oral) to the contrary.
3.10    Affiliate Transactions.  There are no transactions, Contracts, arrangements or indebtedness between the Corporation and any shareholder, director, officer, delegate or Affiliate of the Corporation or any member of the immediate family of any individual described in this sentence, except that the Corporation has transactions with an Affiliate involving rent payments, and has reimbursed an Affiliate for certain immaterial expenses incurred on the Corporation's behalf.
3.11    Taxes.
(a) The Corporation has been a qualified and validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since the Incorporation Date. The Corporation has timely filed (taking into account any valid extensions) all Tax Returns required to be filed pursuant to applicable Law, and each such Tax Return was, as of the date of filing, true, complete and correct. All Taxes owed by the Corporation (whether or not shown on any Tax Return) have been timely paid. The Corporation has delivered to the Purchaser correct and complete copies of all income Tax Returns and any other Tax Returns, examination reports and statements of deficiencies filed by, assessed against, or agreed to by, the Corporation since the Incorporation Date.
(b) The Corporation has timely withheld and, if due, has remitted with respect to its employees, creditors, independent contractors or other third Persons all federal and state Taxes, FICA, FUTA and other Taxes required to be withheld and/or, if due, remitted.
(c) The Corporation has never been a member of an Affiliated Group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law). The Corporation is not a party to or bound by any Tax indemnity, Tax sharing, Tax distribution or Tax allocation agreements.

(d) There are no pending Tax audits or investigations or, to the Seller's Knowledge, other Actions with respect to the Corporation and, since the Incorporation Date, the Corporation has not received any written notice of the commencement of any such audit or investigation or other Action. The Seller has not received any written claim by a taxing authority in a jurisdiction where the Corporation does not file Tax Returns that the Corporation is or may be subject to taxation by that jurisdiction. To the Seller's Knowledge, no Tax claim has become (or, with the passage of time, will become) a Lien on any assets of the Corporation.
3.12     Bank Accounts.  Schedule 3.12 sets forth a complete and correct list of each bank or financial institution in which the Corporation has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, the names of all Persons authorized to draw thereon or having signatory power or access thereto (the "Accounts").  The Accounts have an aggregate liquid cash value of not less than One Hundred Thousand Dollars ($100,000).
3.13     Brokers' or Finders' Fees.  No agent, broker, investment banker or other Person acting on behalf of the Seller or the Corporation, or under the authority thereof, is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the Parties hereto in connection with any of the transactions contemplated hereby.
3.14 Full Disclosure. No representation or warranty by the Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASER
The Purchaser represents and warrants to the Seller, as of the date hereof and as of the Closing Date, that:

4.1     Authorization; Execution and Validity.
(a) The Purchaser has full corporate power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(b) The execution, delivery and performance by the Purchaser of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite corporate action on the part of the Purchaser in accordance with applicable Law and with the Organizational Documents of the Purchaser.

(c) This Agreement and each of the Transaction Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.
4.2     Brokers' or Finders' Fees.  No agent, broker, investment banker or other Person acting on behalf of the Purchaser, or under the authority thereof, is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.
ARTICLE 5

OTHER AGREEMENTS AND COVENANTS
5.1     Confidentiality. From and after the Closing Date, the Parties shall hold in confidence the terms, conditions and the existence of this Agreement, except to the extent that such Party can show that such information is generally available to and known by the public through no fault of such Party. If a Party is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which the disclosing Party is advised by its counsel in writing is legally required to be disclosed; provided that the disclosing Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Seller acknowledges and agrees that nothing in this Section 5.1 shall prevent, preclude or otherwise limit the Purchaser's or any of its Affiliates' right to disclose the terms, conditions and/or the existence of this Agreement as a result of, or in connection with, the Purchaser's status as a public company.
5.2     Access to Information.  From the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with Article 8, the Seller shall provide and shall cause the Corporation and its Representatives to provide the Purchaser and its Representatives with reasonable access to all records of or concerning the Corporation (including the Books and Records of the Corporation) during regular business hours, upon reasonable advance written notice and under reasonable circumstances in order for the Purchaser and its Representatives to have the opportunity to make such investigation as it shall desire to make of the Corporation.  The Purchaser's receipt of information pursuant to this Section 5.2 shall not (i) operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement, (ii) operate as a waiver or otherwise affect any right to indemnification pursuant to Article 7, or (iii) be deemed to amend or supplement the Disclosure Schedules.

5.3     No Solicitation of Other Bids.
(a) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, the Seller shall not, and shall not authorize or permit any of his Representatives to, directly or indirectly (i) agree to, approve, recommend, entertain, encourage, solicit, initiate, facilitate, support or continue inquiries regarding an Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any Contract or other instrument (whether or not binding) regarding an Acquisition Proposal or that could require the Seller to abandon, terminate or fail to consummate the transactions contemplated hereby.  The Seller shall immediately cease and cause to be terminated, and shall cause his Representatives to immediately cease and cause to be terminated, all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.
(b) For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (i) any transaction or arrangement to sell, assign, transfer and/or encumber any of the Shares, (ii) any transaction or arrangement similar in form, substance or purpose to the foregoing transactions or to the transactions contemplated hereby, (iii) any other transaction or arrangement (regardless of the form thereof) that would prevent, impede or delay the consummation of the transactions contemplated hereby, or (iv) any merger, consolidation, liquidation, recapitalization, share exchange or other business combination affecting the Corporation and/or the Shares.
(c) In addition to the other obligations under this Section 5.3, from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, to the extent permitted under applicable Law, the Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by the Seller or its Representatives) advise the Purchaser in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(d) The Seller agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction (without any requirement to post bond), it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

5.4     Conduct of Business.  From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article 8, except (x) in connection with the delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby or (y) with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, the Corporation shall not and the Seller shall not permit the Corporation to: (a) conduct any business or operations (other than incidental administrative actions); (b) become a party to any Contract; (c) assume or incur any obligations or Liabilities of any kind (other than as set forth on Schedule 5.4); or (d) engage any Person as an employee or independent contractor (whether on a full-time or part-time basis).  Without limiting the generality of the foregoing, from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article 8 the Corporation shall not and the Seller shall not permit the Corporation to: (x) authorize or issue any new Equity Interests in the Corporation or any securities convertible into or exchangeable for its Equity Interests; or (y) enter into any agreement, option, warrant or right to subscribe for or require it to issue, transfer or sell, any Equity Interest or any securities convertible into or exchangeable for Equity Interests or containing profit participation or phantom equity features with respect to, the Corporation.
5.5     Closing Conditions. From the date hereof until the Closing, each Party hereto shall, and the Seller shall cause the Corporation to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy such Party's closing conditions set forth in Article 6.
5.6     Public Announcements.  Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
5.7     Tax Return Preparation and Filing.
(a) The Seller shall, at his expense, prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Corporation for the 2017 calendar year and pay all Taxes reflected as due on any such Tax Returns.  The Seller shall provide the Purchaser with a copy of such filed Tax Returns within ten (10) calendar days after such filing.
(b) The Purchaser shall, at the Corporation's expense, prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Corporation for the period beginning on January 1, 2018, and ending on (or if required by Law, on such earlier date) the Closing Date.  The Purchaser shall provide a copy of each such Tax Return to the Seller for the Seller's review and reasonable comments at least fifteen (15) calendar days prior to the filing due date (taking into account any applicable extensions) for such Tax Return.  The Purchaser shall reflect any reasonable comments provided by the Seller, but only if such comments are provided by the Seller in writing within ten (10) days after the Seller receives the draft Tax Returns from the Purchaser.  In the event that any such Tax Returns prepared by the Purchaser pursuant to this Section 5.7(b) reflect any Liability for Taxes of the Corporation, the Seller shall pay the amount of such Taxes to the Corporation at least three (3) days prior to the due date for the filing of such Tax Returns.

5.8     Further Assurances. From and after the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
5.9     Future Business Operations.
(a) The Purchaser currently intends that, following the Closing, the Purchaser will use commercially reasonable efforts to cause the Corporation to apply to be a money transmitter in one or more states for the purpose of operating a cryptocurrency exchange.
(b) In the event that the Purchaser, whether directly or through one of more of its Subsidiaries (other than the Corporation), registers as a money transmitter and operates a cryptocurrency exchange (an "Other Business") in circumvention of the economic rights of the Seller in such business activities as a result of the Seller's ownership of Shares of the Corporation, then, for so long as the Seller continues to own Shares of the Corporation, the Seller shall be granted an economic interest with respect to such Other Business equal to the Seller's ownership percentage interest in the Corporation at such time, subject to any increases or decreases in such ownership percentage interest in the Corporation from and after the date thereof (which interest shall be subject to, for the avoidance of doubt, the Seller's continued ownership of Shares in the Corporation and all of the rights, duties and obligations set forth in the Stockholders' Agreement as in effect from time to time). Each Party agrees to cooperate with the other Party to memorialize and give effect to such economic interest.
ARTICLE 6

CONDITIONS TO CLOSING
6.1     Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions: no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
6.2     Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Purchaser's waiver, at or prior to the Closing, of each of the following conditions:
(a) Each of the representations and warranties of the Seller contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by the Seller prior to or on the Closing Date.
(c) No Action shall have been commenced against the Seller or Corporation which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d) The Purchaser shall have received a certificate, dated the Closing Date and signed by the Seller, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
(e) The arrangements between the Corporation, on the one hand, and any Affiliate of the Corporation or the Seller (including Monroe Capital, LLC), on the other hand, shall have been terminated.
(f) The Purchaser shall have received from the Seller each of the other items to be delivered by the Seller pursuant to Section 2.2(c).
6.3     Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller's waiver, at or prior to the Closing, of each of the following conditions:
(a) The representations and warranties of the Purchaser contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b) The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against the Purchaser which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d) The Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
(e) The Seller shall have received from the Purchaser each of the other items to be delivered by the Purchaser pursuant to Section 2.2(b).
ARTICLE 7

INDEMNIFICATION
7.1     Indemnification By the Seller. Subject to the other terms and conditions of this Article 7, from and after the Closing, the Seller shall indemnify and defend each of the Purchaser and its Affiliates (including the Corporation) and their respective Representatives (collectively, the "Purchaser Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Actions, Liabilities and losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:
(a) any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement; or
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement.
7.2     Indemnification By the Purchaser. Subject to the other terms and conditions of this Article 7, from and after the Closing, the Purchaser shall indemnify and defend each of the Seller and his Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of the Seller Indemnitees harmless from and against, and shall pay and reimburse the Seller Indemnitees for, any and all Actions, Liabilities and losses incurred or sustained by, or imposed upon, the Seller based upon, arising out of, with respect to or by reason of:
(a) any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement; or
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement.

7.3     Indemnification Procedures. The party making a claim under this Article 7 is referred to as the "Indemnified Party," and the party against whom such claims are asserted under this Article 7 is referred to as the "Indemnifying Party."
(a) In the event that subsequent to the Closing an Indemnified Party receives notice of the assertion of any claim or of the commencement of any Action or other proceeding by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement (a "Third Party Claim"), against such Indemnified Party, with respect to which an Indemnifying Party is or may be required to provide indemnification under this Agreement, the Indemnified Party shall give written notice to the Indemnifying Party promptly after learning of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 7 except to the extent that the Indemnifying Party is materially prejudiced by such failure.  Subject to Section 7.3(e), the Indemnifying Party shall have the right upon delivery of written notice to the Indemnified Party (the "Defense Notice") within thirty (30) calendar days after receipt from the Indemnified Party of notice of such Third Party Claim (which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such Third Party Claim), to conduct at its expense the defense against such Third Party Claim.
(b) In the event that the Indemnifying Party shall fail to timely deliver the Defense Notice of a Third Party Claim, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense at the Indemnifying Party's expense.
(c) If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party.
(d) If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.  If the Indemnifying Party controls the defense of any Third Party Claim, it may not settle any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Indemnified Party controls the defense of any such claims or proceeding pursuant to this Section 7.3 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement; provided, however, that the Indemnified Party may not settle any such claims or proceeding (including any claim or proceeding of which the Indemnified Party controls the defense pursuant to Section 7.3(e)) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Notwithstanding anything to the contrary in this Section 7.3, the Indemnifying Party shall not be entitled to control the defense or settlement of any Third Party Claim (and the cost of such defense and any losses with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (i) the Third Party Claim is brought, commenced or joined by a Governmental Authority, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Claim, (iv) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party or the Purchaser or any of its Affiliates, or (v) the Third Party Claim relates to Taxes.  In the event that the Indemnified Party elects to conduct the defense of a Third Party Claim solely pursuant to Section 7.3(e)(i), the Indemnified Party will cooperate with and make available to the Indemnifying Party such materials related to such Third Party Claim as may be reasonably requested by it, the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnified Party will reasonably consult with the Indemnifying Party with respect to the defense and settlement thereof.
(f) Any claim by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnified Party and the Indemnifying Party shall attempt to determine the amount of indemnification for such Direct Claim and reconcile any difference with respect thereto and any mutually agreed resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive among the Indemnifying Party and the Indemnified Party.  If the Indemnifying Party and the Indemnified Party are unable to reach a resolution with such effect within fifteen (15) calendar days after the receipt by Indemnifying Party of the Indemnified Party's written notice (and such parties have not elected to extend such resolution period), then the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article 7.
(g) For the purposes of this Article 7, the amount of any losses shall be determined without regard to any materiality or other similar qualifications contained in or otherwise applicable to the respective representation or warranty; provided that, for the avoidance of doubt, any inaccuracy in or breach of any representation or warranty shall be determined with regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.4     Payments. Payment of all amounts owing by an Indemnifying Party under this Article 7 shall be made promptly following a final settlement among the Indemnifying Parties and the Indemnified Parties or upon an adjudication determined by a court of competent jurisdiction in accordance with this Article 7 that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party. Any payment that is not so made within five (5) Business Days of the final settlement or determination that such obligation is owing shall bear interest on such amount from such date up to but excluding the date on which such payment is made at a rate of ten percent (10%) per annum, or, if less, the maximum rate permitted by applicable Law.  In addition, the Indemnifying Party shall reimburse the Indemnified Party for any and all costs or expenses of any nature or kind whatsoever (including reasonable legal fees) incurred in seeking to collect payments actually due and payable under this Section 7.4, and no limitations in this Article 7 shall apply to such reimbursement or to any interest paid pursuant to this Section 7.4.  Subject to the other provisions of this Article 7, notwithstanding anything to the contrary set forth herein, the Purchaser Indemnitees shall be entitled to (but shall not be required to) set off any amounts due or payable (in accordance with the first sentence of this Section 7.4) to any of the Purchaser Indemnitees by the Seller or its Affiliates pursuant to Section 7.3 against any fees, payments or other amounts otherwise due and payable by any of the Purchaser Indemnitees or any of their Affiliates to the Seller or any of its Affiliates pursuant to this Agreement or any Transaction Document.
7.5     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
7.6     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
7.7     Exclusive Remedies. Subject to Section 5.3 and Section 9.11 the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for money damages (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.7 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE 8

TERMINATION
8.1     Subject to Section 8.2, this Agreement may be terminated at any time prior to the Closing:
(a) by the mutual written consent of the Seller and the Purchaser;
(b) by the Purchaser by written notice to the Seller if:
(i) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 6 (other than as a result of a material breach by the Purchaser of any of its obligations under this Agreement) and such breach, inaccuracy or failure has not been cured within ten (10) calendar days of the Seller's receipt of written notice of such breach from the Purchaser;
(ii) any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the forty-five (45) day anniversary of the date hereof, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(c) by the Seller by written notice to the Purchaser if:
(i) there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 6 (other than as a result of a material breach by the Seller of any of its obligations under this Agreement) and such breach, inaccuracy or failure has not been cured within ten (10) calendar days of the Purchaser's receipt of written notice of such breach from the Seller; or
(ii) any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the forty-five (45) day anniversary of the date hereof, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d) by the Purchaser or the Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated hereunder, and such Governmental Order shall have become final and non-appealable;

8.2     Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article 8, this Agreement shall forthwith become void, the Seller shall have no Liability or further obligation to the Purchaser, and the Purchaser shall have no Liability or further obligation to the Seller, and neither the Seller, on the one hand, nor the Purchaser, on the other hand, shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination or any indemnification under Article 7 hereof with respect to the transactions contemplated hereby; provided, however, in no event shall any termination of this Agreement in accordance with this Article 8 limit or restrict the rights and remedies of any Party against any other party which has intentionally and willfully breached any of the agreements or other provisions of this Agreement prior to the termination hereof; and provided, further, that the provisions of Section 5.1, this Section 8.2 and Article 9 shall survive such termination and remain in full force and effect indefinitely.
ARTICLE 9

MISCELLANEOUS
9.1     Notices, Consents, etc.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):
(i)        If to the Seller, to:
Mark Fisher

with a copy to (which copy shall not constitute notice hereunder):

Meland Russin & Budwick P.A.
3200 Southeast Financial Center
200 South Biscayne Boulevard
Miami, Florida  33131
Attention: Mark S. Meland, Esq.
Phone: (305) 358-6363
Email: mmeland@melandrussin.com

(ii)        If to the Purchaser, to:

Riot Blockchain Inc.
202 6th Street, Suite 401,
Castle Rock, Colorado  80104
Attention: John O'Rourke
Phone: (303)794-2000
Email: john@riotblockchain.com

with a copy to (which copy shall not constitute notice hereunder):

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois  60661
 Attention: Gary DeWaal; Christopher T. Shannon
Phone: (312) 902-5212
Email: gary.dewaal@kattenlaw.com; chris.shannon@kattenlaw.com
9.2     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
9.3     Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
9.4     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
9.5     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.6 Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
9.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that nothing in this Agreement shall or is intended to limit the ability of the Purchaser to assign all of its rights and delegate all of its responsibilities, Liabilities and obligations under this Agreement at any time, from and after the Closing, in whole or in part, without the consent of the Seller to (i) any Affiliate of the Purchaser, (ii) any buyer of all or substantially all of the assets of the Purchaser, (iii) lenders to the Purchaser as security for borrowing, or (iv) any other Person, in each case, so long as such Peron, or the Purchaser agrees to become, or remain, unconditionally liable for as and when due any and all of the obligations and Liabilities of the Purchaser set forth in this Agreement.  Except as otherwise may be limited by the specific terms of this Agreement, all representations and warranties and all covenants set forth in this Agreement, including Section 5.9, shall survive the Closing indefinitely.
9.8 No Third-party Beneficiaries. Except as provided in Article 7, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN MIAMI-DADE COUNTY, FLORIDA AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).
9.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
9.13 Prevailing Party. Subject to the terms and conditions set forth in Article 7, if a Party incurs attorneys' fees or costs in connection with a dispute, breach, default, or misrepresentation hereunder and is the prevailing Party in a legal action or proceeding to enforce the terms of this Agreement that Party shall be entitled to recover those fees and costs from the other Party.

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.
PURCHASER:
RIOT BLOCKCHAIN INC.

By: /s/ John O'Rourke
Name: John O'Rourke
Its: CEO

SELLER:

/s/ Mark B. Fisher
Mark B. Fisher